EXHIBIT 99.1

Twin Vee PowerCats Co. Reports Second Quarter 2024 Results of Operations

FORT PIERCE, FLORIDA, August 14, 2024 – Twin Vee PowerCats Co. (Nasdaq: VEEE) (“Twin Vee” or the “Company”), manufactures Twin Vee PowerCats and AquaSport boats knows as offshore, family-friendly fishing boats from its factory in Fort Pierce, Florida today reported operational highlights and financial results for three months ended June 30, 2024.

Highlights for three months ended June 30, 2024: (Unless otherwise noted, all comparisons are to the three months ended June 30, 2023, “Q1” refers to the three months ended March 31, 2024, “Q2” refers to the three months ended June 30, 2024, “Twin Vee” refers to the gas-powered segment, “Forza” refers to the electric boat and development segment, and “consolidated” refers to the consolidated results of Twin Vee PowerCats Co.)

●	Twin Vee experienced a decline in demand for its products due to higher interest rates and slowing economic demand for recreational vehicles

●	Proactive measures were taken to mitigate slowing demand challenges, including lowering production numbers, tightened financial controls, and a reduction in workforce.

●	Revenue for Q2 decreased by 47% to $4,327,000 from $8,125,000 in the previous year.

●	Twin Vee reported a minimal reduction in cash of $132,000 before capital purchases of $351,000 in Q2.

●	Consolidated holdings of cash, cash equivalents, restricted cash, and marketable securities totaled $15,134,000 at the end of Q2 as compared to $17,381,000 at the end of Q1.

●	Twin Vee reported $6,945,000 in cash, cash equivalents, restricted cash, at the end of Q2, down $483,000 from $7,428,000 at the end of Q1.

●	Forza’s cash and cash equivalents were $8,189,000 at the end of Q2 compared to $9,950,000 at the end of Q1.

●	Consolidated net loss for Q2, was $4,519,000, which includes Twin Vee’s Q2 net loss of $1, 681,000 and Forza X1 Q2 net loss of $2,832,000.

●	The decrease in cash reserves was primarily due to the Forza building additions, funds allocated by Twin Vee for new product development and building expansion as well as operational cash losses from reduced revenue in the second quarter of 2024, partially offset by favorable working capital management.

●	At June 30, 2024;

o	Consolidated total assets were $33,753,000.

o	Forza’s total assets were $13,157,000.

o	Twin Vee’s total assets were $20,596,000.

●	Forza reduced cash burn during Q2 through lower SG&A, including salaries, wages, and R&D spending to less than $150,000 a month.

●	Asset impairment charge of $1,674,000.

“The recreational marine industry has continued to be challenged by declining customer demand partially a result of the stubbornly high-interest rate environment,” explained Joseph Visconti, Chief Executive Officer of Twin Vee PowerCats Co.

“During the second quarter we again took steps to right-size the labor force while also tightly controlling operating costs. At the same time, we are using this slower period to lay the groundwork for the next market upswing. Twin Vee is investing in new models and expanding our Fort Pierce, FL manufacturing facility to increase production capacity and create a more efficient factory layout. We are also investing in vertical integration and efficiency by adding a state-of-the-art CNC machine into our manufacturing process. This will save on costs associated with outsourcing and enhance the quality of the boat molds we use to build our products. We are committed to reducing cash burn while making smart investments in infrastructure, product development, and other revenue generating opportunities for the Company.”

Twin Vee reported a 47% decline in consolidated revenue for the three months ended June 30, 2024, to $4,326,821 as compared to $8,124,632 in the same period in 2023. For the three months ended June 30, 2024, Twin Vee had a consolidated net loss of $4,519,196, as compared to a net loss of $1,903,743 in the prior year. Included in the Twin Vee consolidated net loss was a net loss attributable to Forza X1 of $2,831,554 and $1,483,654 for the three months ended June 30, 2024, and 2023, respectively.

Forza X1, Inc. (NASDAQ: FRZA), the electric boat and development subsidiary in which Twin Vee has a 44.43% controlling interest, had a net loss of $2,831,554 for the three months ended June 30, 2024, which includes an impairment charge of $1,674,000 for its partially completed building. This loss is compared to a net loss of $1,483,653 for the comparable period in 2023.

The consolidated net loss attributed to stockholders of Twin Vee was $2,945,702 for the three months ended June 30, 2024, compared to a consolidated net loss attributed to stockholders of Twin Vee of $1,334,643 for the comparable period in 2023. Generally Accepted Accounting Principles (“GAAP”) require Twin Vee to file consolidated financial statements based on Twin Vee’s controlling interest in Forza X1, Inc. (Nasdaq: FRZA).

Conference Call

Joseph Visconti, Chief Executive Officer and Michael P. Dickerson, Chief Financial & Administrative Officer, will hold a conference call today, Wednesday August 14, 2024, at 4:00 p.m. (Eastern). To listen to the conference call, interested parties should dial-in 1-877-407-3982 and use Conference ID 13747918. All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to join the Twin Vee conference call.

The conference call will also be available through a live audio webcast that can be accessed at the LINK HERE.

The Company’s complete financial statements are being filed today with the Securities and Exchange Commission and can be accessed via https://ir.twinvee.com/sec-filings.

About Twin Vee PowerCats Co.

Twin Vee PowerCats Co. manufactures Twin Vee and AquaSport branded boats designed for activities including fishing, cruising, and recreational use. Twin Vee PowerCats are recognized for their stable, fuel-efficient, and smooth-riding catamaran hull designs. Twin Vee is one of the most recognizable brand names in the catamaran sport boat category and is known as the “Best Riding Boats on the Water™.” The Company is located in Fort Pierce, Florida, and has been building and selling boats for nearly 30 years. Learn more at twinvee.com.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements and include statements regarding taking steps to right-size the Company’s labor force while tightly controlling operating costs, using this slower period to lay the groundwork for the next market upswing, expanding the Fort Pierce, FL manufacturing facility to increase production capacity and create a more efficient factory layout, adding a state-of-the-art CNC to bring the tooling of brand-new boat models in house, saving costs associated with outsourcing and enhancing the quality of the boat molds the Company uses to build its products and reducing cash burn while making smart investments in infrastructure, product development and other revenue generating opportunities. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict, that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to lay the groundwork for the next market upswing and reduce cash burn while continuing to invest in infrastructure, product development and other revenue generating investments, and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and the Company’s subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events, except as required by law.

CONTACT:

Glenn Sonoda
investor@twinvee.com

SOURCE: Twin Vee PowerCats Co.

(Tables Follow)

	June 30,	December 31,
	2024	2023	Change	% Change
Cash and cash equivalents	$13,927,460	$16,497,703	$(2,570,243)	(15.6%)
Restricted cash	$210,876	$257,530	$(46,654)	(18.1%)
Current assets	$19,582,107	$26,646,318	$(7,064,211)	(26.5%)
Current liabilities	$4,560,560	$4,216,345	$344,215	8.2%
Working capital	$15,021,548	$22,429,973	$(7,408,425)	(33.0%)

	Three Months Ended June 30,

	2024	2023	$ Change	% Change
Net sales	$4,326,821	$8,124,632	$(3,797,811)	(47%)
Cost of products sold	$4,124,481	$7,188,917	$(3,064,436)	(43%)
Gross profit	$202,340	$935,715	$(733,375)	(78%)
Operating expenses	$4,861,416	$3,979,942	$881,474	22%
Loss from operations	$(4,659,076)	$(3,044,227)	$(1,614,849)	53%
Other income	$(139,880)	$(1,140,484)	$1,000,605	(88%)
Net loss	$(4,519,196)	$(1,903,743)	$(2,615,453)	137%

	Six Months Ended June 30,
	2024	2023	$ Change	% Change
Net sales	$9,603,164	$17,001,847	$(7,398,683)	(44%)
Cost of products sold	$9,123,511	$14,456,574	$(5,333,063)	(37%)
Gross profit	$479,653	$2,545,273	$(2,065,620)	(81%)
Operating expenses	$7,681,934	$7,959,023	$(277,089)	(3%)
Loss from operations	$(7,202,281)	$(5,413,750)	$(1,788,531)	33%
Other income	$347,891	$1,681,542	$(1,333,651)	(79%)
Net loss	$(6,854,390)	$(3,732,208)	$(3,122,182)	84%

	Six Months Ended June 30,

	2024	2023	Change	% Change
Cash used in operating activities	$(2,232,013)	$(3,430,097)	$1,198,084	35%
Cash provided by (used in) investing activities	$(247,855)	$(655,669)	$(407,814)	(62%)
Cash provided by (used in) financing activities	$(137,029)	$6,921,886	$(7,058,915)	(102%)
Net Change in Cash	$(2,616,896)	$2,836,120	$(5,453,016)	(192%)

The following table shows information by reportable segments for three months ended March 31, 2024 and 2023, respectively:

Non-GAAP Financial Measures

We have presented a supplemental non-GAAP financial measure in this earnings release. We believe that this supplemental information is useful to investors because it allows for an evaluation of the company with a focus on the performance of its core operations, including more meaningful comparisons of financial results to historical periods. Adjusted Net Loss is a non-GAAP financial measure which excludes certain non-cash expenses. Our executive management team uses these same non-GAAP measures internally to assess the ongoing performance of the Company. Adjusted Net (Loss) is not intended to be a substitute for any GAAP financial measures, and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

For the Three Months Ended June 30, 2024

	Gas-Powered Boats	Franchise	Electric Boat and Development	Total
Net sales	$4,326,821	$—	$—	$4,326,821
Cost of products sold	4,097,640	—	26,841	4,124,481
Operating expense	1,943,927	927	2,916,563	4,861,416
Loss from operations	(1,714,746)	(927)	(2,943,404)	(4,659,076)
Other income (expense)	22,733	5,297	111,850	139,880
Net loss	$(1,681,419)	$(6,224)	$(2,831,554)	$(4,519,196)

For the Three Months Ended June 30, 2023

	Gas-Powered Boats	Franchise	Electric Boat and Development	Total
Net sales	$8,124,632	$—	$—	$8,124,632
Cost of products sold	7,148,121	—	40,796	7,188,917
Operating expense	2,400,942	278	1,578,722	3,979,942
Loss from operations	(1,424,431)	(278)	(1,619,518)	(3,044,227)
Other income (expense)	1,008,741	(4,122)	135,865	1,140,484
Net loss	$(415,690)	$(4,400)	$(1,483,653)	$(1,903,743)

Below is a reconciliation of Adjusted Net loss to GAAP net loss for the three months ended June 30, 2024 and 2023, respectively:

	Gas-Powered Boats		Franchise		Electric Boat and Development
	Three Months Ended		Three Months Ended		Three Months Ended
	June 30,		June 30,		June 30,
	2024	2023	2024	2023	2024	2023
Net loss	$(1,681,419)	$(415,690)	$(6,224)	$(4,400)	$(2,831,554)	$(1,483,653)
Stock based compensation	133,928	148,198	—	—	183,815	341,163
Impairment of property & equipment	—	—	—	—	1,674,000	—
Depreciation and amortization	371,151	236,332	—	—	63,807	48,230
Change in inventory reserve	—	—	—	—	175,820	—
Government grant income	—	(937,482)	—	—	—	—
Adjusted net income (loss)	$(1,176,340)	$(968,642)	$(6,224)	$(4,400)	$(734,112)	$(1,094,260)